Exhibit 99.1

Zumiez Inc. Reports December 2008 Sales Results

Net Sales Decreased 0.1% to $72.0 Million

December 2008 Comparable Store Sales Decreased 12.3%

EVERETT, Wash.--(BUSINESS WIRE)--January 7, 2009--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced the company's comparable store sales decreased 12.3% for the five-week period ended January 3, 2009, versus a comparable store sales increase of 3.9% in the year ago period ended January 5, 2008. Total net sales for the five-week period ended January 3, 2009 decreased 0.1% to approximately $72.0 million, compared to approximately $72.0 million for the five-week period ended January 5, 2008.

To hear the Zumiez prerecorded December sales message, please dial (585) 295-6795 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of January 3, 2009 we operate 343 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500 ext. 1564
Chief Financial Officer
or
Integrated Corporate Relations
Chad Jacobs / Brendon Frey, 203-682-8200